Exhibit 99.1

Belong Acquisition Corp. Announces Redemption Amount of its Public Shares

BROOKLINE, MA, July 25, 2023 (Globe Newswire) – Belong Acquisition Corp. (NASDAQ:BLNG) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses, today announced that the per-share redemption price for the Company’s outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”) will be approximately $10.23 (the “Redemption Amount”).

As previously announced on July 7, 2023, the Company will redeem all of its Public Shares because it will not consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, as amended. As of the close of business on July 27, 2023, the Public Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount.

In order to provide for the disbursement of funds from the trust account, the Company will instruct the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account, less trustee fees, $100,000 of interest to pay dissolution expenses and net of taxes payable, by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount. The redemption of the Public Shares is expected to be completed within ten business days after July 27, 2023.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding shares of Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the Nasdaq Stock Market LLC will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company anticipates that the Public Shares, as well as the Company’s publicly traded units and warrants, will cease trading as of the close of business on July 26, 2023.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the Commission and subsequent reports filed with the Commission, as amended from time to time. Copies of these documents are available on the Commission’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Peter Saldarriaga
ir@belongcapital.co